


                               PULTE CORPORATION
      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)
                    (000's omitted, except per share data)

                                                            Three Months Ended       Six Months Ended
                                                                  June 30,                June 30,
                                                            -------------------      -----------------
                                                             1996         1995       1996         1995
                                                             ----         ----       ----         ----
Primary
      Net income ................................           $18,194     $10,672     $25,274     $14,139
                                                            =======     =======     =======     =======
      Weighted average common shares
           outstanding ..........................            25,491      26,993      26,237      27,197

      Common stock equivalents - stock  options .               212         270         240         260
                                                            -------     -------     -------     -------

           Total.................................            25,703      27,263      26,477      27,457
                                                            =======     =======     =======     =======
      Net income per share ......................           $   .71     $   .38     $   .95     $   .51
                                                            =======     =======     =======     =======
Fully diluted
      Net income ................................           $18,194     $10,672     $25,274     $14,139
                                                            =======     =======     =======     =======
      Weighted average common shares
           outstanding ..........................            25,491      26,993      26,237      27,197
      Common stock equivalents - stock options ..               212         301         240         282
                                                            -------     -------     -------     -------
             Total...............................            25,703      27,294      26,477      27,479
                                                            =======     =======     =======     =======
     Net income per share .......................           $   .71     $   .38     $   .95     $   .51
                                                            =======     =======     =======     =======

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

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                PULTE CORPORATION




                                                /s/ MICHAEL D. HOLLERBACH
                                                -------------------------
                                                Michael D. Hollerbach
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (Principal Financial Officer)


                                                /s/ VINCENT J. FREES
                                                -------------------------
                                                Vincent J. Frees
                                                Vice President and Controller
                                                (Principal Accounting Officer)

                                                Date: August 13 , 1996

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